Exhibit 99.1

Press Release	Source: Enigma Software Group, Inc.

Enigma Software Group, Inc. Announces Cost-Saving Actions

Monday June 20, 2005, 5:00 pm ET

NEW YORK, June 20, 2005 (PRIMEZONE) -- Enigma Software Group, Inc. (OTC BB: ENGM.OB - News), (“Enigma”), today announced cost-saving actions and a potential move to outsourcing for technology engineering support. Enigma, which formerly had been known as Maxi Group, Inc., (“Maxi”) is a developer of an Internet-based search network and downloadable security software products.

Enigma Software Group, Inc., (the “Company”), announced today that as part of the Company’s restructuring program to address the core issues that are facing its historical business, and as it continues to reallocate its resources in the transition from a license fee revenue model to an advertising based revenue model, it has become apparent that it no longer requires the full-time employment of a portion of its engineering and customer support staffs. Accordingly, management has determined, and the Board of Directors has concurred that it is in the best interests of the Company to reduce its current engineering and customer support workforce, and to the extent required, outsource any needs in these areas to third-party providers. In addition, in order to conserve capital resources and reflecting a significantly decreased level of activity for its administrative staff, several administrative personnel will be terminated. These actions will result in a permanent staff reduction of 7 employees from the current 18. To further conserve capital resources, the executive officers of the Company will be taking a salary reduction averaging 25%.

The Company anticipates that the gross annual cost savings for salary and benefits from the aforesaid actions, before outsourcing, will be approximately $525,000.00, on a pre-tax basis, or approximately $.03 per basic common share, pre-tax. The effect on a fully-diluted common share basis is not presently calculable, as the impact of cancelled stock options with respect to terminated employees has not been fully analyzed. All costs associated with this reduction in staff will be recognized in the second quarter 2005 results of operations.

This release contains forward-looking statements relating to the development of Enigma Software Group, Inc.'s products and services and future operating results, including statements regarding Enigma Software Group's software, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words ``believe,'' ``expect,'' ``intend,'' ``anticipate,'' variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Enigma Software Group Inc.'s actual results include the progress and costs of the development of our products and services and the timing of market acceptance of those products and services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Enigma Software Group, Inc. undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.